Exhibit 10.2

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP
SCHEDULE 4.2(a)(3) TO FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
DESIGNATION OF
SENIOR COMMON UNITS

(i)	Designation and Number. A class of Partnership Units, designated “Senior Common Units,” is hereby established. The number of Senior Common Units authorized for issuance shall be 3,833,333.

(ii)	Maturity. The Senior Common Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

(iii)	Rank. The Senior Common Units, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, will rank (i) senior to the Common Units of the Partnership with respect to distribution rights and on parity with the Common Units of the Partnership with respect to rights upon liquidation, dissolution or winding up of the Partnership, (ii) senior to all Partnership Interests ranking junior to the Senior Common Units with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Partnership; (iii) on parity with all Partnership Interests issued by the Partnership, the terms of which Partnership Interests specifically provide that such Partnership Interests rank on a parity with the Senior Common Units with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); (iv) junior to the 7.75% Series A Cumulative Redeemable Preferred Units and the 7.50% Series B Cumulative Redeemable Preferred Units; and (v) junior to all existing and future indebtedness of the Partnership. The term “Parity Preferred Units” does not include convertible debt securities, which will rank senior to the Senior Common Units prior to conversion.

(iv)	Distributions. (a) Holders of the Senior Common Units are entitled to receive, when and as declared by the General Partner, out of funds legally available for the payment of distributions, cash distributions in an amount equal to $1.05 per Senior Common Unit per annum, declared daily and paid at the rate of $0.0875 per Senior Common Unit per month. Distributions will be cumulative from the date of issue of the Senior Common Units, and will be payable monthly on or about the last day of each month beginning with the first full month after issuance of the Senior Common Units.

(b) No distributions on Senior Common Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment of such distributions would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, distributions on the Senior Common Units will accumulate whether or not the Partnership has earnings, whether or not restrictions exist in respect thereof, whether there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accumulated but unpaid distributions on the Senior Common Units will not bear interest, and holders of the Senior Common Units will not be entitled to any distributions in excess of full cumulative distributions described above. No distributions will be declared or paid or set apart for payment on any Partnership Interests or any other series of Parity Preferred Units or any series or class of equity securities ranking junior to the Senior Common Units (other than a distribution of the Partnership’s Common Units or any other class of Partnership Interests ranking junior to the Senior Common Units as to distributions and upon liquidation) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Senior Common Units for all past distribution periods and the then current distribution period.

(v)	Liquidation Preference. Holders of Senior Common Units will not have any liquidation preference.

(vi)	Redemption. In the event that any REIT Senior Common Shares are redeemed either by Gladstone Commercial Corporation or by the holders thereof, the Partnership shall be deemed to have automatically redeemed, as of the effective date of the redemption of the REIT Senior Common Shares, an equivalent number of Senior Common Units at an equivalent redemption price per Senior Common Unit.

(vii)	Voting Rights. Holders of the Senior Common Units will not have any voting rights.

(viii)	Exchange Option. In the event that any REIT Senior Common Shares are exchanged for REIT Shares in accordance with the Articles Supplementary Establishing and Fixing the Rights and Preferences of Senior Common Stock (the “Senior Common Articles Supplementary”), an equivalent number of Senior Common Units shall be automatically converted into a number of Common Units equal to the number of REIT Shares issued upon exchange of REIT Senior Common Shares.

(ix)	Automatic Conversion. Each Senior Common Unit shall be converted into a Common Unit in accordance with the same exchange ratio applied to the conversion of REIT Senior Common Shares into REIT Shares automatically upon any of the following events: (a) an acquisition of Gladstone Commercial Corporation by another company by means of any transaction or series of related transactions to which Gladstone Commercial Corporation is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of voting securities of Gladstone Commercial Corporation outstanding immediately prior to such transaction continue to retain at least 50% of the total voting power represented by voting securities of the Gladstone Commercial Corporation or those of such other surviving entity outstanding immediately after such transaction or series of transaction; (b) a sale of all or substantially all of the assets of Gladstone Commercial Corporation; or (c) a liquidation, dissolution or winding up of Gladstone Commercial Corporation.

(x)	Anti-Dilution. If the outstanding REIT Senior Common Shares are increased or decreased or otherwise adjusted pursuant to Article Third, Section 8 of the Senior Common Articles Supplementary, appropriate adjustment will be made to the number of Senior Common Units and the relative terms thereof.